UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SIRIUSPOINT LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SIRIUSPOINT LTD.

FIRST SUPPLEMENT, DATED MAY 17, 2022, TO
PROXY STATEMENT DATED APRIL 14, 2022

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 19, 2022
10:00 A.M., ATLANTIC DAYLIGHT TIME

Via live audio webcast at
www.meetnow.global/MSAPPAV

This First Supplement provides updated information with respect to the 2022 Annual General Meeting of Shareholders (the “Annual General Meeting”) of SiriusPoint Ltd. (the “Company”) to be held on May 19, 2022.

On or about April 14, 2022, the Company sent the notice of the Annual General Meeting and Proxy Statement (“Proxy Statement”) for the Annual General Meeting. The Company filed the Proxy Statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) on April 14, 2022. This First Supplement contains important information about recent developments and replaces and supersedes any inconsistent information set forth in the Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

On May 17, 2022, the Company announced that Siddhartha (Sid) Sankaran, Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer, resigned from the Company to pursue other opportunities. In addition, Mr. Sankaran resigned from the Board effective as of the close of business on May 16, 2022. Accordingly, he will not stand for re-election at the Annual General Meeting. As a result, Mr. Sankaran’s name has been withdrawn from nomination for re-election to the Board. The Board has determined that no other nominee for election at the Annual General Meeting will be named in place of Mr. Sankaran.

Sharon M. Ludlow has been appointed interim Chair by the Board and, because Ms. Ludlow is an independent director, Rafe de la Gueronniere will no longer serve as Lead Independent Director.

This development does not affect the Board’s nomination of Rafe de la Gueronniere and Sharon M. Ludlow for election as Class III directors at the Annual General Meeting.

The Board unanimously recommends that you vote “FOR” the election of each of the Class III director nominees to the Board.

VOTING MATTERS

Other than Mr. Sankaran, the nominees for election to the Board named in the Proxy Statement will stand for election at the Annual General Meeting. Notwithstanding Mr. Sankaran’s withdrawal, the proxy card or voting instruction form distributed with the Proxy Statement remains valid and the Company will not distribute a new form of proxy card. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change or revoke your vote. Proxy cards and voting instruction forms already returned by shareholders will remain valid and will be voted at the Annual General Meeting unless superseded or revoked.

Shares represented by proxy cards or voting instruction forms returned before the Annual General Meeting will be voted with respect to the nominees as instructed on the proxy card or voting instruction form, except for votes or voting instructions with respect to Mr. Sankaran, which will be disregarded because he is no longer standing for re-election.

None of the other agenda items presented in the Proxy Statement are affected by this First Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual General Meeting will be voted with respect to all other matters properly brought before the Annual General Meeting as instructed on the proxy card or voting instruction form.

If you have not yet returned the proxy card distributed by the Company or submitted your voting instructions, please complete the proxy card or submit voting instructions as soon as possible, disregarding Mr. Sankaran’s name as a nominee for election as a director.

Information on how to vote your shares, or change or revoke your prior vote or voting instructions, is available in the Proxy Statement. If you have already submitted your proxy card, you do not need to take any action unless you wish to change or revoke your vote.

Please vote your shares promptly by using the Internet or the telephone by following the instructions set forth on your proxy card. If you hold shares through a broker (i.e., in street name), you have the right to direct your broker how to vote your shares. Please contact your broker directly if you have questions about how to provide such instructions.

Your vote is very important. Even if you plan to attend the Annual General Meeting, we request that you vote your shares as soon as possible. Attending the Annual General Meeting will not revoke your proxy unless you specifically request it to be revoked.

Resignation Agreement

In connection with his resignation, the Company and Mr. Sankaran have entered into a resignation agreement, dated May 16, 2022. Under the resignation agreement, the Company and Mr. Sankaran have agreed that Mr. Sankaran will make himself available through August 16, 2022 to provide post-resignation services to the Company, and in consideration of these services, the Company has agreed to pay Mr. Sankaran a fee of $250,000. At the end of this transition period, the Company and Mr. Sankaran have agreed that Mr. Sankaran will be relieved of his non-competition obligations under the employment agreement to which the Company and Mr. Sankaran are parties, dated as of February 15, 2021, and, in consideration of this relief, Mr. Sankaran has agreed to enhanced protections relating to the solicitation and hiring of certain key Company personnel. Under the resignation agreement, the Company and Mr. Sankaran continue to be bound by the non-disparagement provisions in Mr. Sankaran’s employment agreement, and the Company and Mr. Sankaran have also provided each other with mutual releases of claims. In consideration of these releases and the other commitments made by Mr. Sankaran in the resignation agreement, the Company has agreed to pay Mr. Sankaran $4,000,000 in a cash lump sum payment and to provide Mr. Sankaran and his eligible dependents with continued medical and life insurance benefits. In addition, the Company has permitted Mr. Sankaran to retain 787,460 restricted common shares of the Company and 409,483 Company stock options (which will remain exercisable through the end of the three year period following Mr. Sankaran’s resignation), all of which will now vest over the two years following his resignation, and the remaining 509,657 restricted shares and 635,615 options held by him, and all of his previously granted 229,247 performance-based restricted share units, will be forfeited. The foregoing description of the resignation agreement is qualified in its entirety by the terms and conditions of the resignation agreement, a copy of which was attached as Exhibit 10.1 with the Current Report on Form 8-K filed on May 17, 2022.

Services Agreement

The Company and Mr. Malloy have agreed that, in consideration of Mr. Malloy’s services, he will be paid an annual base salary of $850,000, with a minimum salary of $425,000 if Mr. Malloy’s services are for less than six months. Mr. Malloy will also have a target cash annual bonus opportunity for fiscal 2022 of $425,000 (assuming six months of service) or $850,000 (if Mr. Malloy’s service is longer than six months in duration). Mr. Malloy will also be granted restricted Company common shares having a grant date value of $1,000,000, which will vest upon the start date of Mr. Malloy’s successor (or, if earlier, a termination without cause or a resignation with good reason). Mr. Malloy will also be provided with housing (or reimbursement for housing) in Bermuda for a duration of not less than one year. The foregoing description of the services agreement is qualified in its entirety by the terms and conditions of Mr. Malloy’s services agreement with the Company, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022.

ADDITIONAL MATTERS

On May 17, 2022, Joshua L. Targoff resigned from the Board and the Risk and Capital Management Committee, effective 24 hours following the conclusion of the Annual General Meeting. To fill the vacancy to be created by Mr. Targoff’s resignation, on May 17, 2022 the Board appointed Daniel S. Loeb to the Board as a Class II director, to be effective immediately following Mr. Targoff’s resignation. Mr. Loeb was also appointed to the Risk and Capital Management Committee and the Investment Committee effective on the same date.

This First Supplement is first being made publicly available to our shareholders on or about May 17, 2022. You may access an electronic copy of this First Supplement, the Proxy Statement, the Notice of Annual General Meeting, the form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 at www.proxyvote.com.

If you have any questions, require assistance in voting your proxy card, or need additional copies of the Company’s proxy materials, please contact Georgeson LLC at the address or phone numbers listed below:

Address	Shareholders, Banks and Brokers
Georgeson LLC	Call toll-free: 877-668-1646
1290 Avenue of the Americas	Outside the United States: +1 (781) 575-2137
9th Floor	siriuspoint@georgeson.com
New York, New York 10104

Additional Information and Where to Find It

The Company has filed a definitive proxy statement and a form of associated proxy card with the SEC in connection with the solicitation of proxies for the Annual General Meeting. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON APRIL 14, 2022, TOGETHER WITH THIS PROXY SUPPLEMENT. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the website at www.siriuspt.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Annual General Meeting. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on April 14, 2022 and this First Supplement filed with the SEC on May 17, 2022, each with respect to the Annual General Meeting.